EXHIBIT 10.31
FIRST AMENDMENT AGREEMENT
This First Amendment Agreement dated as of October 10, 2006 (“Amendment”) is entered into with reference to the Revolving Loan Agreement dated as of November 22, 2005 (the “Loan Agreement”) among KB HOME, a Delaware corporation (“Borrower”), the Banks party thereto, and Bank of America, N.A., as Administrative Agent. Borrower and the Administrative Agent, acting on behalf of the Required Banks under the Loan Agreement, agree to amend the Loan Agreement as follows:
1.	Definitions. Capitalized terms used but not defined herein have the meanings set forth in the Loan Agreement.
2.	One Time Extension of Time Period to Deliver Quarterly Financials. For the Fiscal Quarter of Borrower ended on August 31, 2006, the time period for delivering the financial statements described in Section 7.1(a) of the Loan Agreement is extended to the Permitted Delayed Reporting Date (as defined below). This is a one-time extension, and the time period for delivering the financial statements described in Section 7.1(a) of the Loan Agreement for subsequent Fiscal Quarters is as set forth in the Loan Agreement. “Permitted Delayed Reporting Date” means the first to occur of:
(a)	December 24, 2006;

(b)	the date the Borrower files the Form 10-Q with its financial statements for the Fiscal Quarter of Borrower ended on August 31, 2006 (“Borrower’s 10-Q”) with the Commission; and

(c)	the date the Borrower delivers financial statements for the Fiscal Quarter of Borrower ended on August 31, 2006 to the holders of, or any trustee for, any of the Subordinated Notes or any senior note Indebtedness (the Subordinated Notes and such senior note Indebtedness being collectively referred to as “Covered Indebtedness”).
3.	One Time Extension of Time Period to Deliver Compliance Certificate. The time period for delivering the Compliance Certificate dated as of August 31, 2006, as required by Section 7.2 of the Loan Agreement, is extended to the Permitted Delayed Reporting Date. This is a one-time extension, and the time period for delivering subsequent Compliance Certificates is as set forth in the Loan Agreement.
      4. One Time Consent to Late Filing of Borrower’s 10-Q and Related Waivers.
(a)	Borrower’s failure to file with the Commission Borrower’s 10-Q by the applicable deadline specified in General Instruction A.1 of Form 10-Q, for the reasons set forth in Form 12b-25 filed by the Borrower with the Commission on October 10, 2006 (“Form 12b-25”) shall not, without more, constitute a Default or an Event of Default.

(b)	Any action by the holders of, or any trustee for, any of the Covered Indebtedness to declare a default prior to the Permitted Delayed Reporting Date relating to Covered Indebtedness solely on the grounds of Borrower’s failure to file Borrower’s 10-Q with the Commission shall not, without more, constitute a Material Adverse Effect, provided that any such failure is cured prior to the time that any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare any Covered Indebtedness due before the date on which it otherwise would become due or has the right to cause a demand that any Covered Indebtedness be repurchased, prepaid, defeased or redeemed.

(c)	Administrative Agent and the Required Banks agree to the limited waivers set forth in Sections 4(a) and 4(b) of this Amendment, it being acknowledged by Borrower that each is a one-time waiver ending on the Permitted Delayed Reporting Date.
5.	Conditions Precedent. The effectiveness of this Amendment is conditioned upon the receipt by the Administrative Agent of written consents to the execution, delivery and performance hereof from the Required Banks under the Loan Agreement.
6.	Representations and Warranties. Borrower represents and warrants to the Administrative Agent and the Banks that:
(a)	Except as specifically described in Section 4 above and as otherwise provided in this Section 6, no Default or Event of Default has occurred and remains continuing and that each of the representations and warranties of Borrower (other than the representations and warranties contained in Sections 4.4(a), 4.6, 4.9, 4.18 and 4.19 of the Loan Agreement) contained in Article IV of the Loan Agreement (each as updated from time to time in accordance with the terms of the Loan Agreement, and except that the financial statements referred to in Section 4.7(a) of the Loan Agreement shall be deemed to refer to the most recent financial statements delivered pursuant to Section 7.1(a) of the Loan Agreement and the Borrowing Base Certificate referred to in Section 4.7(b) of the Loan Agreement shall be deemed to refer to the most recent Borrowing Base Certificate delivered pursuant to Section 2.8 of the Loan Agreement) is true and correct in all material respects as of the date hereof (other than those which relate by their terms solely to another date).

(b)	Until the Permitted Delayed Reporting Date, for purposes of Sections 8.2(b) and 8.3(b) of the Loan Agreement and Section 6(a) of this Amendment, the representations and warranties made in Section 4.5 of the Loan Agreement are subject to changes relating to or arising from the issues described in Form 12b-25, provided that to the best knowledge of Borrower such changes do not constitute a Material Adverse Effect.

(c)	From May 31, 2006 to the date this Amendment becomes effective pursuant to Section 5 hereof, no event or circumstance has occurred that constitutes a Material Adverse Effect.

(d)	The information provided by Borrower to the Banks in connection with this Amendment, taken as a whole, has not contained any untrue statement of a material fact and has not omitted a material fact necessary to make the statements contained therein, taken as a whole, not misleading under the totality of the circumstances existing at the date such information was provided and in the context in which it was provided.
7.	Notice of Material Adverse Effect. If any event or circumstance constituting a Material Adverse Effect relating to the matters described in Form 12b-25 occurs, Borrower shall deliver notice to the Administrative Agent describing such Material Adverse Effect in reasonable detail promptly after, to the best knowledge of Borrower, such event or circumstance occurs.

8.	Effect of Limited Waiver; Confirmation. Except to the limited extent expressly set forth in this Amendment, no consent or waiver, express or implied, by the Administrative Agent or any Bank to or for any breach of or deviation from any covenant, condition or duty by any Loan Party may be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty. In all other respects, the terms of the Loan Agreement and the other Loan Documents are confirmed.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

KB HOME, a Delaware corporation

By:	/s/ Kelly M. Allred

Its:	VP, Treasury & Risk Management

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Mollie S. Canup

Its:	Vice President